FIDELITY SELECT PRECIOUS METALS AND MINERALS
PORTFOLIO

Dear Plan Sponsor:

We are writing to inform you that on July 15, 1999, the Board of Trustees approved a proposal to merge Fidelity Select Precious Metals and Minerals Portfolio into Fidelity Select Gold Portfolio. The merger would allow FMR to maintain the Select Portfolios' coverage of major industry sectors while concentrating its investment expertise on one fund. The merger would also simplify the Select Portfolios' offerings by consolidating similar funds.

In anticipation of the merger, Select Precious Metals and Minerals Portfolio will close to all investments at the close of business on December 20, 1999. If your plan does not currently offer Select Gold Portfolio we will add it to your plan and future contributions to Select Precious Metals and Minerals Portfolio will be reallocated to Select Gold Portfolio. Please inform your plan participants.

The proposed merger requires approval by shareholders of Select
Precious Metals and Minerals Portfolio. A proxy statement providing more details of the proposed merger will be mailed in December 1999. We anticipate that the merger, if approved, should be completed by the end of February 2000.

We believe the merger is in the best interest of shareholders. Select Precious Metals and Minerals Portfolio and Select Gold Portfolio have the same manager and similar investment objectives. The combined fund would also have lower expenses guaranteed through February 28, 2001. The attached chart highlights key characteristics of both funds.

Thank you for your continued support of the Fidelity's Select
Portfolios(Registered trademark). If you have any questions, or would like to discuss your options further, please call you Relationship Manager at xxx-xxx-xxxx.

Sincerely,

{RM or PM Signature}

[second side of page for letter]

COMPARISON OF FUNDS

(As of June 30, 1999)

FUND            FIDELITY SELECT GOLD PORTFOLIO  FIDELITY SELECT PRECIOUS
                                                METALS AND MINERALS PORTFOLIO

GOAL            Capital appreciation            Capital appreciation

STRATEGY        (solid bullet) Invests its      (solid bullet) Invests its
                assets primarily in equity      assets primarily in equity
                securities of companies         securities of companies
                engaged in exploration,         engaged in exploration,
                mining, processing, or          mining, processing or
                dealing in gold, or to a        dealing in gold, silver,
                lesser degree, in silver,       platinum, diamonds, or other
                platinum, diamonds, or other    precious metal and minerals.
                precious metal and minerals.    (solid bullet) Normally
                (solid bullet) Normally         invests at least 80% of its
                invests at least 80% of its     assets in securities of
                assets in securities of         companies principally
                companies principally           engaged in exploration,
                engaged in gold-related         mining, processing, or
                activities, and in gold         dealing in gold, silver,
                bullion or coins.               platinum, diamonds, or other
                                                precious metal and minerals,
                                                and in precious metals.

NET ASSETS      $178.5 million                  $121.5 million

INCEPTION DATE  12/16/85                        7/14/81

FUND MANAGER    George Domolky                  George Domolky

For more complete information about Fidelity mutual funds, or about any of the mutual funds available through the plan, including fees and expenses, call or write Fidelity for free prospectuses. Read them carefully before you make your investment choices.

Fidelity Investments Tax-Exempt Services Company, a division of
Fidelity Investments Institutional Services Company, Inc., 82
Devonshire Street, Boston  MA 02109.

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